October 4, 2013

Eagle Rock Announces Increase in Upstream Borrowing Base

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (NASDAQ: EROC) today announced that effective October 1, 2013, the upstream component of the borrowing base under its senior secured credit facility has been increased from $375 million to $380 million as part of the Partnership’s regularly scheduled semi-annual redetermination by its commercial lenders.
The Partnership’s total borrowing base, including its midstream component (as last determined as of June 30, 2013) and giving effect to the new upstream component, is approximately $808 million. The total borrowing capacity under the senior secured credit facility is limited to the lower of the borrowing base and the total lender commitments, which remain unchanged at $820 million.
The upstream component of the Partnership’s borrowing base is redetermined semi-annually effective April 1 and October 1, while the midstream component is calculated quarterly with delivery of the Partnership’s financial statements.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Contacts:
Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Vice President, Corporate Finance and Investor Relations, Treasurer